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                                                                     Exhibit 5.1

                       [Frontier Corporation Letterhead]



                                 September 17, 1998



Frontier Corporation
Board of Directors
180 South Clinton Avenue
Rochester, New York  14646

Ladies and Gentlemen:

     I am the Senior Vice President and General Counsel of Frontier Corporation, a New York business corporation (the "Company"), and am delivering this opinion letter in connection with (i) its registration statement on Form S-3 (the "Registration Statement") declared effective by the Securities and Exchange Commission on January 30, 1996 (File No. 33-64307) relating to the proposed public offering of up to $500,000,000 in aggregate amount of one or more series of (A) unsecured debt securities (the "Debt Securities"), (B) Class A Preferred Stock, $100.00 par value (the "Class A Preferred Stock"), (C) Cumulative Preferred Stock, $100.00 par value (the "Cumulative Preferred Stock"; the Class A Preferred Stock and Cumulative Preferred Stock are hereinafter collectively preferred to as the "Preferred Shares"); (D) common stock, $1.00 par value (the "Common Shares"), or (E) warrants to purchase Common Shares (the "Securities Warrants" and, together with the Debt Securities, Preferred Shares and Common Shares, the "Securities"), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"), and
(ii) that certain Prospectus Supplement (the "Debt Offering Prospectus Supplement") relating to the offering of $200,000,000.00 of 6% Dealer remarketable securitiesSM Notes due 2013 (the "Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement, and is limited to the issuance of the Notes.

     For purposes of this opinion letter, I have examined copies of the following documents:

     A.   An executed copy of the Registration Statement;

     B.   The Debt Offering Prospectus Supplement;

     C. A copy of the Officer's Certificate establishing the terms of the Notes;

     D. The Company's Amended and Restated Certificate of Incorporation, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect;
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Frontier Corporation
September 17, 1998
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     E.   The Bylaws of the Company, as certified by the Secretary of the
          Company on the date hereof as then being complete, accurate and in effect;

     F. Resolutions of the Board of Directors of the Company adopted on September 18, 1995, March 21, 1997, and August 24, 1998, as certified by the Secretary of the Company on November 15, 1995, May 14, 1997, and September 17, 1998, respectively, as then being complete, accurate and in effect, relating to the filing of the Registration Statement, the offering of the Notes, and related matters.

     G. The Indenture, dated as of May 21, 1997, as supplemented by the First Supplemental Indenture dated as of December 8, 1997, between the Company and The Chase Manhattan Bank (the "Trustee"), as trustee (the "Indenture").

     The documents listed in items A-G above are collectively referred to as the "Documents".

     In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to me as originals are authentic; and (iii) all Documents submitted to me as copies conform to the originals of such Documents. My review has been limited to examining the Documents and applicable law.

     Based upon, and subject to and limited by the foregoing, I am of the opinion that, as of the date hereof, when the Notes have been (a) executed by the Company as provided in the Indenture, (b) duly authenticated by the Trustee, and (c) duly executed and delivered on behalf of the Company against payment therefor as contemplated by the Debt Offering Prospectus Supplement, the Notes will constitute binding obligations of the Company, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights from time to time in effect, and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality).

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, I have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     The opinion expressed above shall be understood to mean only that (i) if there is a default in performance of an obligation, (ii) if a failure to pay or other damage can be shown, and (iii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the opinion, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.
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Frontier Corporation
September 17, 1998
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     I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company's Current Report on Form 8-K, and to the use of my name in the Debt Offering Prospectus Supplement under the caption "LEGAL MATTERS".

                                 Very truly yours,

                              /s/ Martin T. McCue

                                 Martin T. McCue
                   Senior Vice President and General Counsel